IMAX CORPORATION
Exhibit 21
Subsidiaries of IMAX Corporation
Significant and other major subsidiary companies of the Registrant, as at December 31, 2006, comprise of the following:

	Jurisdiction of	Percentage held
Name of Subsidiary	Organization	by Registrant
3D Sea II Ltd.	Ontario	100%
Acorn Rain Productions Ltd.	Canada	100%
Big Engine Films Inc.	Delaware	100%
Conversion Films Ltd.	Canada	100%
David Keighley Productions 70MM Inc.	Delaware	100%
Feathered Films Ltd.	Canada	100%
Great Ant Productions Ltd.	Canada	100%
IMAX (Netherlands) B.V.	Netherlands	100%
IMAX Chicago Theatre LLC	Delaware	100%
IMAX II U.S.A. Inc.	Delaware	100%
IMAX Indianapolis LLC	Indiana	100%
IMAX Japan Inc.	Japan	100%
IMAX Minnesota Holding Co.	Delaware	100%
IMAX Rhode Island Limited Partnership	Rhode Island	100%
IMAX Scribe Inc.	Delaware	100%
IMAX Space Ltd.	Ontario	100%
IMAX Theatre Holding Co.	Delaware	100%
IMAX Theatre Holdings (OEI) Inc.	Delaware	100%
IMAX Theatre Management Company	Delaware	100%
IMAX Theatre Services Ltd.	Ontario	100%
IMAX U.S.A. Inc.	Delaware	100%
Miami Theatre LLC	Delaware	100%
Nyack Theatre LLC	New York	100%
Parker Pictures Ltd. (formerly Mitey Cinema Inc.)	Ontario	100%
Ridefilm Corporation	Delaware	100%
RPM Pictures Ltd.	Ontario	100%
Sacramento Theatre LLC	Delaware	100%
Sonics Associates, Inc.	Alabama	100%
Starboard Theatres Ltd.	Canada	100%
Tantus Films Ltd.	Canada	100%
Tantus II Films Ltd.	Ontario	100%
Taurus-Littrow Productions Inc.	Delaware	100%
Walking Bones Pictures Ltd.	Canada	100%